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                                                                  CONFORMED COPY

                              EMPLOYMENT AGREEMENT

                            DATED AS OF JUNE 3, 2003

              BETWEEN EDMOND J. ENGLISH AND THE TJX COMPANIES, INC.

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                                     INDEX

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                                                                                                                    PAGE
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
1.       EFFECTIVE DATE; TERM OF AGREEMENT........................................................................    1

2.       SCOPE OF EMPLOYMENT......................................................................................    1

3.       COMPENSATION AND BENEFITS................................................................................    2

4.       TERMINATION OF EMPLOYMENT; IN GENERAL...................................................................     5

5.       BENEFITS UPON NON-VOLUNTARY TERMINATION OF EMPLOYMENT OR UPON EXPIRATION OF THE AGREEMENT...............     5

6.       OTHER TERMINATION; VIOLATION OF CERTAIN AGREEMENTS......................................................     7

7.       BENEFITS UPON CHANGE IN CONTROL.........................................................................     8

8.       AGREEMENT NOT TO SOLICIT OR COMPETE.....................................................................     8

9.       ASSIGNMENT..............................................................................................     9

10.      NOTICES.................................................................................................     9

11.      CERTAIN EXPENSES........................................................................................    10

12.      WITHHOLDING.............................................................................................    10

13.      GOVERNING LAW...........................................................................................    10

14.      ARBITRATION.............................................................................................    10

15.      ENTIRE AGREEMENT........................................................................................    10

EXHIBIT A  Certain Definitions..................................................................................    A-1

EXHIBIT B  Definition of "Change of Control"....................................................................    B-1

EXHIBIT C  Change of Control Benefits...........................................................................    C-1

                                      -i-

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                                                               EDMOND J. ENGLISH

                              EMPLOYMENT AGREEMENT

         AGREEMENT dated as of June 3, 2003 between EDMOND J. ENGLISH of 10 Stonegate Road, Hopkinton, MA 01748 ("Executive") and The TJX Companies, Inc., a Delaware corporation whose principal office is in Framingham, Massachusetts 01701.

                                    RECITALS

         The TJX Companies, Inc. (the "Company") and Executive intend that Executive shall serve the Company as President and Chief Executive Officer on the terms set forth below and, to that end, deem it desirable and appropriate to enter into this Agreement.

                                    AGREEMENT

         The parties hereto, in consideration of the mutual agreements hereinafter contained, agree as follows:

         1. EFFECTIVE DATE; TERM OF AGREEMENT. This Agreement shall become effective as of June 3, 2003 (the "Effective Date"). Executive's employment shall continue on the terms provided herein until the date of the annual meeting of stockholders of the Company occurring in 2008 (the "2008 meeting date"), subject to earlier termination as provided herein (such period of employment hereinafter called the "Employment Period").

         2. SCOPE OF EMPLOYMENT.

         (a) Nature of Services. Executive shall diligently perform the duties and assume the responsibilities of President and Chief Executive Officer of the Company and such additional executive duties and responsibilities as shall from time to time be assigned to him by the Board.

         (b) Extent of Services. Except for illnesses and vacation periods, Executive shall devote substantially all his working time and attention and his best efforts to the performance of his duties and responsibilities under this Agreement. However, Executive may (i) make any passive investments where he is not obligated or required to, and shall not in fact, devote any managerial efforts, (ii) participate in charitable or community activities or in trade or professional organizations, or (iii) subject to Board approval (which approval shall not be unreasonably withheld or withdrawn), hold directorships in public companies, except only that the Board shall have the right to limit such services as a director or such participation whenever the Board shall believe that the time spent on such activities infringes in any material respect upon the time required by Executive for the performance of his duties under this Agreement or is otherwise incompatible with those duties.

         3. COMPENSATION AND BENEFITS.

         (a) Base Salary. Executive shall be paid a base salary at the rate hereinafter specified, such Base Salary to be paid in the same manner and at the same times as the Company shall pay base salary to other executive employees. The rate at which Executive's Base Salary shall be paid shall be $1,200,000 per year or such other rate (not less than $1,200,000 per year) as the Board may determine after Board review not less frequently than annually.

         (b) Awards Under Stock Incentive Plan And LRPIP Made Prior to FYE 2004. Reference is made to the following awards made prior to FYE 2004 to Executive under the Company's Stock Incentive Plan (including any successor, the "Stock Incentive Plan") and Long Range Performance Incentive Plan (the "LRPIP"):

                  (i) Options: Grant Nos. 86-56, 86-57, 86-58, 86-59 and 86-60;
         and

                  (ii) Performance-Based Restricted Stock: 191,666 shares of Restricted Stock awarded in April 2001 and scheduled to vest in accordance with the terms of that award; and

                  (iii) LRPIP: Awards under LRPIP for the FYE 2003 to FYE 2005 cycle and prior cycles.

Each of the above-referenced awards shall continue for such period or periods and in accordance with such terms as are set out in the grant and other governing documents relating to such awards and shall not be affected by the terms of this Agreement except as otherwise expressly provided herein.

         (c) New Stock Awards.

                  (i) Consistent with the terms of the Stock Incentive Plan, Executive will be entitled to awards of stock options under the Stock Incentive Plan at levels commensurate with his position but not less than 300,000 stock options annually, beginning in calendar 2003.

                  (ii) In addition, the Committee on June 3, 2003 awarded Executive a Performance Award under the Stock Incentive Plan consisting of 500,000 shares of Performance-Based Restricted Stock (the "New Restricted Stock") subject to Executive's continued employment and satisfaction of specified performance goals. The New Restricted Stock shall be subject to the following vesting schedule during the Employment Period: (A) 100,000 shares shall vest on April 15, 2004; provided that the Committee has theretofore certified that the 2004 performance target (as hereinafter defined) has been met; (B) 100,000 shares shall vest on April 15, 2005; provided that the Committee has theretofore certified that MIP performance (Company performance measures) for FYE 2005 has been achieved at a level providing for a MIP payout of at least 67% of target; (C) 100,000 shares shall vest on April 15, 2006; provided, that the Committee has theretofore certified that MIP performance (Company performance measures) for FYE 2006 has been achieved at a level providing for a MIP payout of at least 67% of target; (D) 100,000 shares shall vest on April 15, 2007; provided, that the

                                      -2-

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         Committee has theretofore certified that MIP performance (Company performance measures) for FYE 2007 has been achieved at a level providing for a MIP payout of at least 67% of target; and (E) 100,000 shares shall vest on April 15, 2008; provided, that the Committee has theretofore certified that MIP performance (Company performance measures) for FYE 2008 has been achieved at a level providing for a MIP payout of at least 67% of target. If for any of FYEs 2004, 2005, 2006, 2007 or 2008 the Committee certifies that MIP performance or 2004 performance (Company performance measures) has been achieved at a level authorizing some MIP payout but less than a 67% of target payout, the number of shares of restricted stock vesting under this paragraph for such fiscal year shall be prorated on a straight line basis (with zero shares vesting if no MIP payout is authorized). If for any reason the Committee's certification as to MIP performance (or 2004 performance) for any fiscal year is delayed until after the vesting dates specified above, the actual date of the Committee's certification shall be substituted for the vesting date specified above. For purposes of clause (A) above, the "2004 performance" target shall mean the performance target established by the Committee at the time of its award of the New Restricted Stock, as measured by references to performance for the last three fiscal quarters of FYE 2004.

                  (iii) Other. Notwithstanding the service and performance conditions specified in (ii) above, the New Restricted Stock shall vest upon the occurrence of a Change of Control, in the event of Executive's death, Disability or Incapacity, or in the event of a Constructive Termination (as defined in Section 5(a) below) or termination of Executive's employment by the Company other than for Cause. If Executive's employment with the Company terminates for any other reason, any shares of New Restricted Stock not then vested shall be immediately forfeited. Executive shall be entitled to tender vested shares in satisfaction of minimum required tax withholding with respect to vesting under the New Restricted Stock award.

         (d) LRPIP. Executive has been awarded a grant under LRPIP for the FYE 2004 to FYE 2006 cycle and, during the Employment Period, will be eligible to participate in additional annual grants under LRPIP. To the extent provided in
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the terms of any such award shall be established by the Committee. Subject to the foregoing, Executive shall be entitled with respect to the FYE 2004 to FYE 2006 cycle to earn up to 75% of his Base Salary as in effect on the Effective Date (or, for any subsequent award cycles, up to 75% of his Base Salary as in effect at the beginning of such cycle) if the target established by the Committee is met and up to 112.5% of such Base Salary if such target is exceeded, with the payment potential ranging from 0% to 112.5% of Executive's Base Salary as established by the terms of the award. To the extent the material terms of LRPIP are required to be approved by stockholders, Executive's eligibility to receive awards under LRPIP for any cycle to which such stockholder vote pertains shall be subject to such stockholder approval.

         (e) MIP. Executive has been awarded a grant under the Company's Management Incentive Plan ("MIP") for FYE 2004 and, during the Employment Period, will be eligible to participate in additional annual awards under MIP. To the extent provided in Section 162(m) of the Code, the goals, scope and conditions of any award shall be established annually by the Committee. Subject to the foregoing, Executive shall be entitled to earn up to 75% of his Base

                                      -3-

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Salary if the target established by the Committee is met and up to 150% of his
Base Salary if such target is exceeded, with the payment potential ranging from 0% to 150% of Executive's Base Salary as established by the terms of the award. To the extent the material terms of MIP are required to be approved by stockholders, Executive's eligibility to receive annual awards under MIP for any year to which such stockholder vote pertains shall be subject to such stockholder approval.

         (f) SERP. Except as provided in Exhibit C ("Change of Control Benefits") and this subsection (f), Executive is entitled to the greater of Category B or C benefits determined and made payable in accordance with the generally applicable provisions of the Company's Supplemental Executive Retirement Plan ("SERP"). If Executive retires under SERP on or after attaining age 55, his SERP benefit shall be calculated taking into account the following:

                  (i) For purposes of determining any Category B early retirement reduction under SERP, Executive's age at the time of retirement shall be deemed to be his actual age at retirement plus five
         (5) years (but not greater than the greater of Executive's actual age at retirement or age 65); and

                  (ii) Any Category B lump sum payment under SERP shall be determined under the generally applicable terms of SERP as in effect at the time of Executive's retirement; provided, that if Executive's lump sum benefit as so determined (the "unmodified lump sum amount") does not take into account the early retirement subsidy applicable to payment of Executive's benefit in annuity form, his Category B SERP lump sum benefit as modified by this Agreement shall instead equal the unmodified lump sum amount multiplied by a fraction, the numerator of which is Executive's Category B annual SERP retirement benefit calculated in accordance with clause (f)(i) above and the denominator of which is the Category B annual SERP retirement benefit to which he would be entitled without regard to clause (f)(i) above.

Executive shall at all times have a fully vested right to his accrued benefit, including any future accruals (and including, for the avoidance of doubt, any related death benefit), under SERP, in each case taking into account where applicable the adjustments described above but otherwise based on Executive's actual years of service.

         (g) Qualified Plans; Other Deferred Compensation Plans. Executive shall be entitled during the Employment Period to participate in the Company's tax-qualified retirement and profit-sharing plans and its nonqualified deferred compensation plans, including the GDCP and ESP, in each case in accordance with the terms of the applicable plan; provided, that for the avoidance of doubt, Executive shall not be entitled to any Company matching credits under ESP.

         (h) Policies and Fringe Benefits. Executive shall be subject to Company policies applicable to its executives generally and shall be entitled to receive all such fringe benefits as the Company shall from time to time make available to other executives generally (subject to the terms of any applicable fringe benefit plan).

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         4. TERMINATION OF EMPLOYMENT; IN GENERAL.

         (a) The Company shall have the right to end Executive's employment at any time and for any reason, with or without Cause.

         (b) The Employment Period shall terminate when Executive becomes Disabled. In addition, if by reason of Incapacity Executive is unable to perform his duties for at least six continuous months, upon written notice by the Company to Executive the Employment Period will be terminated for Incapacity.

         (c) Whenever the Employment Period shall terminate, Executive shall resign all offices or other positions he shall hold with the Company and any affiliated corporations, including any position on the Board.

         5. BENEFITS UPON NON-VOLUNTARY TERMINATION OF EMPLOYMENT OR UPON EXPIRATION OF THE AGREEMENT.

         (a) Certain Terminations Prior to the 2008 meeting date. If the Employment Period shall have terminated prior to the 2008 meeting date by reason of (i) death, Disability or Incapacity of Executive, (ii) termination by the Company for any reason other than Cause or (iii) termination by Executive in the event that either (A) Executive shall be removed from or fail to be reelected to the offices of Chief Executive Officer, a Director and a member of any Executive Committee of the Board, or (B) Executive is relocated more than forty (40) miles from the current corporate headquarters of the Company, in either case without his prior written consent, (a "Constructive Termination") then all compensation and benefits for Executive shall be as follows:

                  (i) Until the third anniversary of the Date of Termination or until the 2008 meeting date, whichever is earlier, but in no event for less than twelve (12) months after the Date of Termination, (such three-year or shorter period being herein referred to as the "termination period") the Company will pay to Executive or his legal representative continued Base Salary at the rate in effect at termination of employment, subject to the following:

                           (A) If Executive is eligible for long-term disability
                  compensation benefits under the Company's long-term disability plan or any successor Company long-term disability plan, the amount payable under this clause shall be paid at a rate equal to the excess of (I) the rate of Base Salary in effect at termination of employment, over (II) the long-term disability compensation benefits for which Executive is eligible under such plan.

                           (B) Payments pursuant to this clause (a)(i) shall be
                  paid for the first twelve (12) months of the termination period without reduction for compensation earned from other employment or self-employment, and shall thereafter be reduced by such compensation received by Executive from other employment or self-employment.

                  (ii) Until the expiration of the termination period as defined at (a)(i) above and subject to such minimum coverage-continuation requirements as may be required by law, the Company will provide (except to the extent that Executive shall obtain no less favorable coverage from another employer or from self-employment) such medical and hospital insurance and term life insurance for Executive and his family, comparable to the insurance provided for executives generally, as the Company shall determine, and upon the same terms and conditions as the same shall be provided for other Company executives generally; provided, however, that in no event shall such benefits or the terms and conditions thereof be less favorable to Executive than those afforded to him as of the Date of Termination; and further provided, that to the extent it is impossible or impracticable to provide any such coverage to Executive under the Company's then existing employee benefit plans or arrangements, the Company shall arrange for alternative comparable coverage or, if such alternative coverage is not available, shall pay to Executive the cost of such coverage, all as reasonably determined by the Committee.

                  (iii) The Company will pay to Executive or his legal representative, without offset for compensation earned from other employment or self-employment, (A) any unpaid amounts to which Executive is entitled under MIP for the fiscal year of the Company ended immediately prior to Executive's termination of employment, plus
         (B) any unpaid amounts owing with respect to LRPIP cycles in which Executive participated and which were completed prior to termination. These amounts will be paid at the same time as other awards for such prior year or cycle are paid.

                  (iv) The Company will pay to Executive or his legal representative, without offset for compensation earned from other employment or self-employment, an amount in the nature of severance equal to the sum of (A) Executive's MIP Target Award, if any, for the year of termination, multiplied by a fraction, the numerator of which is three hundred and sixty-five (365) plus the number of days during such year prior to termination, and the denominator of which is seven hundred and thirty (730), plus (B) with respect to each LRPIP cycle in which Executive participated and which had not ended prior to termination of employment, 1/36 of an amount equal to Executive's LRPIP Target Award for such cycle multiplied by the number of full months in such cycle completed prior to termination of employment. The severance component described in clause (a)(iv)(A) above will be paid not later than MIP awards for the year of termination are paid. The severance component described in clause (a)(iv)(B) above, to the extent measured by the LRPIP Target Award for any cycle, will be paid not later than the date on which LRPIP awards for such cycle are paid or would have been paid.

                  (v) In addition, Executive or his legal representative shall be entitled to the benefits described in Sections 3(b)(i) (Existing Options), Section 3(c) (New Stock Awards), and 3(f) (SERP) and to payment of his vested benefits under the plans described in 3(g) (Qualified Plans; Other Deferred Compensation Plans).

                  (vi) If termination occurs by reason of Incapacity or Disability, Executive shall be entitled to such compensation, if any, as is payable pursuant to the Company's long-term disability plan or any successor Company disability plan. If for any period Executive receives long-term disability compensation payments under a long-term disability plan of the Company as well as payments under (a)(i) above, and if the sum of such payments (the "combined salary/disability benefit") exceeds the payment for such period to which Executive is entitled under (a)(i) above (determined without regard to paragraph (A) thereof), he shall promptly pay such excess in reimbursement to the Company; provided, that in no event shall application of this sentence result in reduction of Executive's combined salary/disability benefit below the level of long-term disability compensation payments to which Executive is entitled under the long-term disability plan or plans of the Company.

                  (vii) If termination occurs by reason of death, Incapacity or Disability, Executive shall also be entitled to an amount in the nature of severance equal to Executive's MIP Target Award for the year of termination, without proration. This amount will be paid at the same time as the amount payable under paragraph (iv) above.

                  (viii) Except as expressly set forth above or as required by law, Executive shall not be entitled to continue participation during the termination period in any employee benefit or fringe benefit plans, other than a Company-provided automobile or automobile allowance.

         (b) Termination on the 2008 meeting date. Unless earlier terminated or except as otherwise mutually agreed by Executive and the Company, Executive's employment with the Company shall terminate on the 2008 meeting date. Unless the Company in connection with such termination shall offer to Executive continued service in a position acceptable to Executive and upon mutually and reasonably agreeable terms, Executive shall be treated as having terminated under Section 5(a) on the day immediately preceding the 2008 meeting date and shall be entitled to the pay and benefits described therein. If the Company in connection with such termination offers to Executive continued service in a position acceptable to Executive and upon mutually and reasonably agreeable terms, and Executive declines such service, he shall be treated for all purposes of this Agreement as having terminated his employment voluntarily (other than for Valid Reason) on the 2008 meeting date and he shall be entitled only to those benefits to which he would be entitled under Section 6(a) ("Voluntary termination of employment"). For purposes of the two preceding sentences, "service in a position acceptable to Executive" shall mean service as Chief Executive Officer of the Company or service in such other position, if any, as may be acceptable to Executive.

         6. OTHER TERMINATION; VIOLATION OF CERTAIN AGREEMENTS.

             (a) Voluntary termination of employment. If Executive terminates his employment voluntarily, Executive or his legal representative shall be entitled (in each case in accordance with and subject to the terms of the applicable arrangement) to any benefits described in Sections 3(b)(i) (Existing Options), Section 3(c) (New Stock Awards), and 3(f) (SERP) (determined without regard to Section 3(f) of this Agreement unless Executive's voluntary termination constitutes a retirement at or after age 55 under the terms of SERP), and to any vested benefits under the plans described in 3(g)(Qualified Plans; Other Deferred Compensation Plans). No other benefits shall be paid under this Agreement upon a voluntary termination of employment. Any benefits payable under SERP shall be payable only if Executive does not violate the provisions of Section 8 of this Agreement

                  (other than, in the case of a voluntary termination for Valid Reason, the provisions of Section 8(b)).

             (b) Termination for Cause; violation of certain agreements. If the Company should end Executive's employment for Cause, or, notwithstanding Section 5 and Section 6(a) above, if Executive should violate the protected persons or noncompetition provisions of Section 8, all compensation and benefits otherwise payable pursuant to this Agreement shall cease, other than (x) such vested amounts as are credited to Executive's account (but not received) under GDCP and ESP in accordance with the terms of those programs; (y) provided that Executive does not violate the provisions of Section 8 of this Agreement, any benefits to which Executive may be entitled under SERP (determined without regard to Section 3(f) of this Agreement), and (z) benefits, if any, to which Executive may be entitled under Sections 3(b)(i) (Existing Options) or 3(c) (New Stock Awards) and any vested benefits to which the Executive is entitled under the Company's tax-qualified plans. The Company does not waive any rights it may have for damages or for injunctive relief.

         7. BENEFITS UPON CHANGE IN CONTROL. Notwithstanding any other provision of this Agreement, in the event of a Change of Control, the determination and payment of any benefits payable thereafter with respect to Executive shall be governed exclusively by the provisions of Exhibit C.

         8. AGREEMENT NOT TO SOLICIT OR COMPETE.

         (a) Upon the termination of employment at any time, then for a period of two years after the termination of the Employment Period, Executive shall not under any circumstances employ, solicit the employment of, or accept unsolicited the services of, any "protected person" or recommend the employment of any "protected person" to any other business organization. A "protected person" shall be a person known by Executive to be employed by the Company or its Subsidiaries or to have been employed by Company or its Subsidiaries within six months prior to the commencement of conversations with such person with respect to employment.

         As to (i) each "protected person" to whom the foregoing applies, (ii) each subcategory of "protected person" as defined above, (iii) each limitation on (A) employment, (B) solicitation and (C) unsolicited acceptance of services, of each "protected person" and (iv) each month of the period during which the provisions of this subsection (a) apply to each of the foregoing, the provisions set forth in this subsection (a) are deemed to be separate and independent agreements and in the event of unenforceability of any such agreement, such unenforceable agreement shall be deemed automatically deleted from the provisions hereof and such deletion shall not affect the enforceability of any other provision of this subsection (a) or any other term of this Agreement.

         (b) During the course of his employment, Executive will have learned many trade secrets of the Company and will have access to confidential information and business plans for the Company. Therefore, upon termination of the Employment Period on the 2008 meeting date or if Executive should end his employment voluntarily at any time, including by reason of retirement or Disability but not including a voluntary termination for Valid Reason, or if the

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

Company should end Executive's employment at any time for Cause, then for a period of two years thereafter, Executive will not engage, either as a principal, employee, partner, consultant or investor (other than a less-than-1% equity interest in an entity), in a business which is a competitor of the Company. A business shall be deemed a competitor of the Company if and only (i) if it shall then be so regarded by retailers generally, or (ii) if it shall operate a promotional off-price family apparel and/or home furnishings store within ten (10) miles of any "then existing or proposed Company store," or (iii) if it shall operate an on-line, "e-commerce" or other internet-based off-price family apparel and/or home furnishings business; provided, that a business shall be deemed a competitor of the Company under clause (iii) only if the Company is then also operating an on-line, "e-commerce" or other internet-based off-price family apparel and/or home furnishings business; and further provided, that a business shall be deemed a competitor of the Company by reason of engaging in a promotional off-price home furnishings business only if the Company is then also engaged in such a business. The term "then existing or proposed Company store" in the previous sentence shall refer to any such store that is, at the time of termination of the Employment Period, operated by the Company or any direct or indirect subsidiary of the Company or under lease for operation as aforesaid. Nothing herein shall restrict the right of Executive to engage in a business that operates a conventional or full mark-up department store. Executive agrees that if, at any time, pursuant to action of any court, administrative or governmental body or other arbitral tribunal, the operation of any part of this paragraph shall be determined to be unlawful or otherwise unenforceable, then the coverage of this paragraph shall be deemed to be restricted as to duration, geographical scope or otherwise, as the case may be, to the extent, and only to the extent, necessary to make this paragraph lawful and enforceable in the particular jurisdiction in which such determination is made.

         (c) If the Employment Period terminates, Executive agrees (i) to notify the Company immediately upon his securing employment or becoming self-employed during any period when Executive's compensation from the Company shall be subject to reduction or his benefits provided by the Company shall be subject to termination as provided in Section 6 and (ii) to furnish to the Company written evidence of his compensation earned from any such employment or self-employment as the Company shall from time to time request. In addition, upon termination of the Employment Period for any reason other than the death of Executive, Executive shall immediately return all written trade secrets, confidential information and business plans of the Company and shall execute a certificate certifying that he has returned all such items in his possession or under his control.

         9. ASSIGNMENT. The rights and obligations of the Company shall enure to the benefit of and shall be binding upon the successors and assigns of the Company. The rights and obligations of Executive are not assignable except only that payments payable to him after his death shall be made by devise or descent.

         10. NOTICES. All notices and other communications required hereunder shall be in writing and shall be given by mailing the same by certified or registered mail, return receipt requested, postage prepaid. If sent to the Company the same shall be mailed to the Company at 770 Cochituate Road, Framingham, Massachusetts 01701, Attention: Chairman of the Executive Compensation Committee, or other such address as the Company may hereafter designate by notice to Executive; and if sent to the Executive, the same shall be mailed to Executive at 10

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Stonegate Road, Hopkinton, MA 01748 or at such other address as Executive may hereafter designate by notice to the Company.

         11. CERTAIN EXPENSES. The Company shall bear the reasonable fees and costs of Executive's legal and financial advisors (not to exceed $10,000 in the aggregate) incurred in negotiating this Agreement.

         12. WITHHOLDING. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

         13. GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder shall be governed by the laws of the Commonwealth of Massachusetts.

         14. ARBITRATION. In the event that there is any claim or dispute arising out of or relating to this Agreement, or an alleged breach thereof, and the parties hereto shall not have resolved such claim or dispute within sixty
(60) days after written notice from one party to the other setting forth the nature of such claim or dispute, then such claim or dispute shall be settled exclusively by binding arbitration in Boston, Massachusetts in accordance with the Rules Governing Resolution of Employment Disputes of the American Arbitration Association by an arbitrator mutually agreed upon by the parties hereto or, in the absence of such agreement, by an arbitrator selected according to such Rules. Notwithstanding the foregoing, if either the Company or Executive shall request, such arbitration shall be conducted by a panel of three arbitrators, one selected by the Company, one selected by Executive and the third selected by agreement of the first two, or, in the absence of such agreement, in accordance with such Rules. Judgment upon the award rendered by such arbitrator(s) shall be entered in any Court having jurisdiction thereof upon the application of either party.

         15. ENTIRE AGREEMENT. This Agreement, including Exhibits A through C, represents the entire agreement between the parties relating to the terms of Executive's employment by the Company and supersedes all prior written or oral agreements between them.

                                            /s/ Edmond J. English
                                            ------------------------------------
                                                Executive

                                            THE TJX COMPANIES, INC.

                                            By /s/ Dennis F. Hightower
                                               ---------------------------------

                                   EXHIBIT A

                               Certain Definitions

         (a) "Base Salary" means, for any period, the amount described in
Section 3(a).

         (b) "Board" means the Board of Directors of the Company.

         (c) "Committee" means the Executive Compensation Committee of the
Board.

         (d) "Cause" means dishonesty by Executive in the performance of his duties, conviction of a felony (other than a conviction arising solely under a statutory provision imposing criminal liability upon Executive on a per se basis due to the Company offices held by Executive, so long as any act or omission of Executive with respect to such matter was not taken or omitted in contravention of any applicable policy or directive of the Board), gross neglect of duties (other than as a result of Disability or death), or conflict of interest which conflict shall continue for thirty (30) days after the Company gives written notice to Executive requesting the cessation of such conflict.

         In respect of any termination during a Standstill Period, Executive shall not be deemed to have been terminated for Cause until the later to occur of (i) the 30th day after notice of termination is given and (ii) the delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Company's directors at a meeting called and held for that purpose (after reasonable notice to Executive), and at which Executive together with his counsel was given an opportunity to be heard, finding that the Executive was guilty of conduct described in the definition of "Cause" above, and specifying the particulars thereof in detail; provided, however, that the Company may suspend Executive and withhold payment of his Base Salary from the date that notice of termination is given until the earliest to occur of (A) termination of Executive for Cause effected in accordance with the foregoing procedures (in which case Executive shall not be entitled to his Base Salary for such period), (B) a determination by a majority of the Company's directors that Executive was not guilty of the conduct described in the definition of "Cause" effected in accordance with the foregoing procedures (in which case Executive shall be reinstated and paid any of his previously unpaid Base Salary for such period), or (C) ninety (90) days after notice of termination is given (in which case Executive shall then be reinstated and paid any of his previously unpaid Base Salary for such period). If Base Salary is withheld and then paid pursuant to clauses (B) or (C) of the preceding sentence, the amount thereof shall be accompanied by simple interest, calculated on a daily basis, at a rate per annum equal to the prime or base lending rate, as in effect at the time, of the Company's principal commercial bank.

         (e) "Change of Control" has the meaning given it in Exhibit B.

         (f) "Change of Control Termination" means the termination of Executive's employment during a Standstill Period (1) by the Company other than for Cause, or (2) by Executive for good reason, or (3) by reason of death, Incapacity or Disability.

         For purposes of this definition, termination for "good reason" shall mean the voluntary termination by Executive of his employment (A) within one hundred and twenty (120) days after the occurrence without Executive's express written consent of any one of the events described in clauses (I), (II), (III), (IV), (V) or (VI) below, provided, that Executive gives notice to the Company at least thirty (30) days in advance requesting that the pertinent situation described therein be remedied, and the situation remains unremedied upon expiration of such 30-day period; (B) within one hundred and twenty (120) days after the occurrence without Executive's express written consent of the event described in clause (VII), provided, that Executive gives notice to the Company at least thirty (30) days in advance of his intent to terminate his employment in respect of such event; or (C) under the circumstances described in clause (VIII) below, provided, that Executive gives notice to the Company at least thirty (30) days in advance:

                  (I) the assignment to him of any duties inconsistent with his positions, duties, responsibilities, reporting requirements, and status with the Company immediately prior to the Change of Control, or any removal of Executive from or any failure to reelect him to such positions, except in connection with the termination of Executive's employment by the Company for Cause or by Executive other than for good reason, or any other action by the Company which results in a diminishment in such position, authority, duties or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Company promptly after receipt of notice thereof given by Executive; or

                  (II) if Executive's rate of Base Salary for any fiscal year is less than 100% of the rate of Base Salary paid to Executive in the completed fiscal year immediately preceding the Change of Control or if Executive's total cash compensation opportunities, including salary and incentives, for any fiscal year are less than 100% of the total cash compensation opportunities made available to Executive in the completed fiscal year immediately preceding the Change of Control; or

                  (III) the failure of the Company to continue in effect any benefits or perquisites, or any pension, life insurance, medical insurance or disability plan in which Executive was participating immediately prior to the Change of Control unless the Company provides Executive with a plan or plans that provide substantially similar benefits, or the taking of any action by the Company that would adversely affect Executive's participation in or materially reduce Executive's benefits under any of such plans or deprive Executive of any material fringe benefit enjoyed by Executive immediately prior to the Change of Control; or

                  (IV) any purported termination of Executive's employment by the Company for Cause during a Standstill Period which is not effected in compliance with paragraph (d) above; or

                  (V) any relocation of Executive of more than forty (40) miles from the place where Executive was located at the time of the Change of Control; or

                  (VI) any other breach by the Company of any provision of this Agreement; or

                  (VII) the Company sells or otherwise disposes of, in one transaction or a series of related transactions, assets or earning power aggregating more than 30% of the assets (taken at asset value as stated on the books of the Company determined in accordance with generally accepted accounting principles consistently applied) or earning power of the Company (on an individual basis) or the Company and its Subsidiaries (on a consolidated basis) to any other Person or Persons (as those terms are defined in Exhibit B); or

                  (VIII) the voluntary termination by Executive of his employment at any time within one year after the Change of Control. Notwithstanding the foregoing, the Board may expressly waive the application of this clause (VIII) if it waives the applicability of substantially similar provisions with respect to all persons with whom the Company has a written severance agreement (or may condition its application on any additional requirements or employee agreements which the Board shall in its discretion deem appropriate in the circumstances). The determination of whether to waive or impose conditions on the application of this clause (VIII) shall be within the complete discretion of the Board but shall be made prior to the Change of Control.

         (g) "Code" has the meaning set forth in Section 3(d) of the Agreement.

         (h) "Date of Termination" means the date on which Executive's employment terminates.

         (i) "Disability" has the meaning given it in the Company's long-term disability plan. Executive's employment shall be deemed to be terminated for Disability on the date on which Executive is entitled to receive long-term disability compensation pursuant to such long-term disability plan.

         (j) "GDCP" means the Company's General Deferred Compensation Plan, or, if the General Deferred Compensation Plan is no longer maintained by the Company, a nonqualified deferred compensation plan (other than the ESP) or arrangement the terms of which are not less favorable to Executive than the terms of the General Deferred Compensation Plan as in effect on the Effective Date.

         (k) "ESP" means the Company's Executive Savings Plan.

         (l) "Incapacity" means a disability (other than Disability within the meaning of (i) above) or other impairment of health that renders Executive unable to perform his duties to the reasonable satisfaction of the Committee.

         (m) "LRPIP" has the meaning set forth in Section 3(b) of the Agreement.

         (n) "MIP" has the meaning set forth in Section 3(e) of the Agreement.

         (o) "SERP" has the meaning set forth in Section 3(f) of the Agreement.

         (p) "Standstill Period" means the period commencing on the date of a Change of Control and continuing until the close of business on the earlier of the day immediately preceding the 2008 meeting date or the last business day of the 24th calendar month following such Change of Control.

         (q) "Stock" means the common stock, $1.00 par value, of the Company.

         (r) "Stock Incentive Plan" has the meaning set forth in Section 3(b) of the Agreement.

         (s) "Subsidiary" means any corporation in which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock.

         (t) "2008 meeting date" has the meaning set forth in Section 1 of the Agreement.

         (u) "Valid Reason" means the voluntary termination by Executive of his employment (A) within one hundred and twenty (120) days after the occurrence without Executive's express written consent of any one of the events described in clauses (I), (II), (III), (IV), or (V) below, provided, that Executive gives notice to the Company at least thirty (30) days in advance requesting that the pertinent situation described therein be remedied, and the situation remains unremedied upon expiration of such 30-day period; or (B) within one hundred and twenty (120) days after the occurrence without Executive's express written consent of the event described in clause (VI) below:

                  (I) the assignment to him of any duties inconsistent with his positions, duties, responsibilities, reporting requirements, and status with the Company immediately prior to such assignment, or a substantive change in Executive's titles or offices as in effect immediately prior to such assignment, or any removal of Executive from or any failure to reelect him to such positions, except in connection with the termination of Executive's employment by the Company for Cause or by Executive other than for Valid Reason, or any other action by the Company which results in a diminishment in such position, authority, duties or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Company promptly after receipt of notice thereof given by Executive; or

                  (II) the failure of the Company to continue in effect any benefits or perquisites, or any pension, life insurance, medical insurance or disability plan in which Executive was participating immediately prior to such failure unless the Company provides Executive with a plan or plans that provide substantially similar benefits, or the taking of any action by the Company that would adversely affect Executive's benefits under any of such plans or deprive Executive of any material fringe benefit enjoyed by Executive immediately prior to such action, unless the elimination or reduction of any such benefit, perquisite or plan affects all other executives in the same organizational level (it being the Company's burden to establish this fact); or

                  (III) any purported termination of Executive's employment by the Company for Cause which is not effected in compliance with paragraph (d) above; or

                  (IV) any relocation of Executive of more than forty (40) miles from the place where Executive was located at the time of such relocation; or

                  (V) any other breach by the Company of any provision of this Agreement; or

                  (VI) the Company sells or otherwise disposes of, in one transaction or a series of related transactions, assets or earning power aggregating more than 30% of the assets (taken at asset value as stated on the books of the Company determined in accordance with generally accepted accounting principles consistently applied) or earning power of the Company (on an individual basis) or the Company and its Subsidiaries (on a consolidated basis) to any other Person or Persons (as those terms are defined in Exhibit B).

                                   EXHIBIT B

                        Definition of "Change of Control"

         "Change of Control" shall mean the occurrence of any one of the following events:

         (a) there occurs a change of control of the Company of a nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") or in any other filing under the Exchange Act; provided, however, that no transaction shall be deemed to be a Change of Control
(i) if the person or each member of a group of persons acquiring control is excluded from the definition of the term "Person" hereunder or (ii) unless the Committee shall otherwise determine prior to such occurrence, if Executive or an Executive Related Party is the Person or a member of a group constituting the Person acquiring control; or

         (b) any Person other than the Company, any wholly-owned subsidiary of the Company, or any employee benefit plan of the Company or such a subsidiary becomes the owner of 20% or more of the Company's Common Stock and thereafter individuals who were not directors of the Company prior to the date such Person became a 20% owner are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least 1/4 of the Company's Board of Directors; provided, however, that unless the Committee shall otherwise determine prior to the acquisition of such 20% ownership, such acquisition of ownership shall not constitute a Change of Control if Executive or an Executive Related Party is the Person or a member of a group constituting the Person acquiring such ownership; or

         (c) there occurs any solicitation or series of solicitations of proxies by or on behalf of any Person other than the Company's Board of Directors and thereafter individuals who were not directors of the Company prior to the commencement of such solicitation or series of solicitations are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least 1/4 of the Company's Board of Directors; or

         (d) the Company executes an agreement of acquisition, merger or consolidation which contemplates that (i) after the effective date provided for in the agreement, all or substantially all of the business and/or assets of the Company shall be owned, leased or otherwise controlled by another Person and
(ii) individuals who are directors of the Company when such agreement is executed shall not constitute a majority of the board of directors of the survivor or successor entity immediately after the effective date provided for in such agreement; provided, however, that unless otherwise determined by the Committee, no transaction shall constitute a Change of Control if, immediately after such transaction, Executive or any Executive Related Party shall own equity securities of any surviving corporation ("Surviving Entity") having a fair value as a percentage of the fair value of the equity securities of such Surviving Entity greater than 125% of the fair value of the equity securities of the Company owned by Executive and any Executive Related Party immediately prior to such transaction, expressed as a percentage of the fair value of all equity securities of the Company immediately prior to such transaction (for purposes of this paragraph ownership of equity securities shall be determined in the same manner as ownership of Common Stock); and provided, further, that, for purposes of this paragraph (d), if such agreement requires as a condition precedent approval by the Company's shareholders of the agreement or transaction, a Change of Control shall not be deemed to have taken place unless and until such approval is secured (but upon any such approval, a Change of Control shall be deemed to have occurred on the date of execution of such agreement).

         In addition, for purposes of this Exhibit B the following terms have the meanings set forth below:

         "Common Stock" shall mean the then outstanding Common Stock of the Company plus, for purposes of determining the stock ownership of any Person, the number of unissued shares of Common Stock which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) upon the exercise of conversion rights, exchange rights, warrants or options or otherwise. Notwithstanding the foregoing, the term Common Stock shall not include shares of Preferred Stock or convertible debt or options or warrants to acquire shares of Common Stock (including any shares of Common Stock issued or issuable upon the conversion or exercise thereof) to the extent that the Board of Directors of the Company shall expressly so determine in any future transaction or transactions.

         A Person shall be deemed to be the "owner" of any Common Stock:

                  (i) of which such Person would be the "beneficial owner," as such term is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission (the "Commission") under the Exchange Act, as in effect on March 1, 1989; or

                  (ii) of which such Person would be the "beneficial owner" for purposes of Section 16 of the Exchange Act and the rules of the Commission promulgated thereunder, as in effect on March 1, 1989; or

                  (iii) which such Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated by the Commission under the Exchange Act, as in effect on March 1, 1989), has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise.

         "Person" shall have the meaning used in Section 13(d) of the Exchange Act, as in effect on March 1, 1989.

         An "Executive Related Party" shall mean any affiliate or associate of Executive other than the Company or a majority-owned subsidiary of the Company. The terms "affiliate" and "associate" shall have the meanings ascribed thereto in Rule 12b-2 under the Exchange Act (the term "registrant" in the definition of "associate" meaning, in this case, the Company).

                                   EXHIBIT C

                           Change of Control Benefits

         C.1. Benefits Upon a Change of Control Termination.

         (a) The Company shall pay the following to Executive in a lump sum within thirty (30) days following a Change of Control Termination:

                  (i) an amount equal to (A) two times his Base Salary for one year at the rate in effect immediately prior to the Date of Termination or the Change of Control, whichever is higher, plus (B) the accrued and unpaid portion of his Base Salary through the Date of Termination, subject to the following. If Executive is eligible for long-term disability compensation benefits under the Company's long-term disability plan or any successor Company long-term disability plan, the amount payable under (A) shall be reduced by the annual long-term disability compensation benefit for which Executive is eligible under such plan for the two-year period over which the amount payable under
         (A) is measured. If for any period Executive receives long-term disability compensation payments under a long-term disability plan of the Company as well as payments under the first sentence of this clause
         (i), and if the sum of such payments (the "combined Change of Control/disability benefit") exceeds the payment for such period to which Executive is entitled under the first sentence of this clause (i) (determined without regard to the second sentence of this clause (i)), he shall promptly pay such excess in reimbursement to the Company; provided, that in no event shall application of this sentence result in reduction of Executive's combined Change of Control/disability benefit below the level of long-term disability compensation payments to which Executive is entitled under the long-term disability plan or plans of the Company.

                  (ii) in lieu of any other benefits under SERP, an amount equal to the present value of the payments that Executive would have been entitled to receive under SERP as a Category B or C participant, whichever is greater, applying the following rules and assumptions:

                           (A) the monthly benefit under SERP, determined using
                  the foregoing criteria and further adjusted pursuant to
                  Section 3(f) of the Agreement if Executive's Change of Control Termination occurs on or after his attainment of age 55, shall be multiplied by twelve (12) to determine an annual benefit; and

                           (B) the present value of such annual benefit shall be
                  determined by multiplying the result in (A) by the appropriate actuarial factor, using the most recently published interest and mortality rates published by the Pension Benefit Guaranty Corporation which are effective for plan terminations occurring on the Date of Termination, using Executive's age to the nearest year determined as of that date. If, as of the Date of Termination, the Executive has previously satisfied the eligibility requirements for Early Retirement under The TJX Companies, Inc. Retirement Plan, then the appropriate factor shall be that based on the most recently published "PBGC Actuarial Value of $1.00 Per Year Deferred to Age 60 and Payable for Life Thereafter -- Healthy Lives," except that if the Executive's age to the nearest year is more than sixty
                  (60), then such higher age shall be substituted for sixty
                  (60). If, as of the Date of Termination, the Executive has not satisfied the eligibility requirements for Early Retirement under The TJX Companies, Inc. Retirement Plan, then the appropriate factor shall be based on the most recently published "PBGC Actuarial Value of $1.00 Per Year Deferred To Age 65 And Payable For Life Thereafter -- Healthy Lives."

                           (C) the benefit determined under (B) above shall be
                  reduced by the value of any portion of Executive's SERP benefit already paid or provided to him in cash or through the transfer of an annuity contract.

         (b) Until the second anniversary of the Date of Termination, the Company shall maintain in full force and effect for the continued benefit of Executive and his family all life insurance and medical insurance plans and programs in which Executive was entitled to participate immediately prior to the Change of Control, provided, that Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive is ineligible to participate in such plans or programs, the Company shall arrange upon comparable terms to provide Executive with benefits substantially similar to those which he is entitled to receive under such plans and programs. Notwithstanding the foregoing, the Company's obligations hereunder with respect to life or medical coverage or benefits shall be deemed satisfied to the extent (but only to the extent) of any such coverage or benefits provided by another employer.

         (c) For a period of two years after the Date of Termination, the Company shall make available to Executive the use of any automobile that was made available to Executive prior to the Date of Termination, including ordinary replacement thereof in accordance with the Company's automobile policy in effect immediately prior to the Change of Control (or, in lieu of making such automobile available, the Company may at its option pay to Executive the present value of its cost of providing such automobile).

         C.2. Incentive Benefits Upon a Change of Control. Within thirty (30) days following a Change of Control, whether or not Executive's employment has terminated or been terminated, the Company shall pay to the Executive, in a lump sum, the sum of (i) and (ii), where:

                  (i) is the sum of (A) the "Target Award" under the Company's Management Incentive Plan or any other annual incentive plan which is applicable to Executive for the fiscal year in which the Change of Control occurs, plus (B) an amount equal to such Target Award prorated for the period of active employment during such fiscal year through the Change of Control; and

                  (ii) the sum of (A) for Performance Cycles not completed prior to the Change of Control, an amount with respect to each such cycle equal to the maximum Award under LRPIP specified for Executive for such cycle, plus (B) any unpaid amounts owing with respect to cycles completed prior to the Change of Control.

         C.3. Gross-Up Payment. Payments under Section C.1. and Section C.2. of this Exhibit shall be made without regard to whether the deductibility of such payments (or any other payments or benefits to or for the benefit of Executive) would be limited or precluded by Section 280G of the Code ("Section 280G") and without regard to whether such payments (or any other payments or benefits) would subject Executive to the federal excise tax levied on certain "excess parachute payments" under Section 4999 of the Code (the "Excise Tax"). If any portion of the payments or benefits to or for the benefit of Executive (including, but not limited to, payments and benefits under this Agreement but determined without regard to this paragraph) constitutes an "excess parachute payment" within the meaning of Section 280G (the aggregate of such payments being hereinafter referred to as the "Excess Parachute Payments"), the Company shall promptly pay to Executive an additional amount (the "gross-up payment") that after reduction for all taxes (including but not limited to the Excise Tax) with respect to such gross-up payment equals the Excise Tax with respect to the Excess Parachute Payments. The determination as to whether Executive's payments and benefits include Excess Parachute Payments and, if so, the amount of such payments, the amount of any Excise Tax owed with respect thereto, and the amount of any gross-up payment shall be made at the Company's expense by PricewaterhouseCoopers LLP or by such other certified public accounting firm as the Committee may designate prior to a Change of Control (the "accounting firm"). Notwithstanding the foregoing, if the Internal Revenue Service shall assert an Excise Tax liability that is higher than the Excise Tax (if any) determined by the accounting firm, the Company shall promptly augment the gross-up payment to address such higher Excise Tax liability.

         C.4. Other Benefits. In addition to the amounts described in Sections C.1., C.2., and C.3. Executive shall be entitled to his benefits, if any, under Sections 3(b)(i) (Existing Options) and 3(c) (New Stock Awards), and to payment of his vested benefits under the plans described in 3(g) (Qualified Plans; Other Deferred Compensation Plans).

         C.5. Noncompetition; No Mitigation of Damages; etc.

         (a) Noncompetition. Upon a Change of Control, any agreement by Executive not to engage in competition with the Company subsequent to the termination of his employment, whether contained in an employment contract or other agreement, shall no longer be effective.

         (b) No Duty to Mitigate Damages. Executive's benefits under this Exhibit C shall be considered severance pay in consideration of his past service and his continued service from the date of this Agreement, and his entitlement thereto shall neither be governed by any duty to mitigate his damages by seeking further employment nor offset by any compensation which he may receive from future employment.

         (c) Legal Fees and Expenses. The Company shall pay all legal fees and expenses, including but not limited to counsel fees, stenographer fees, printing costs, etc. reasonably incurred by Executive in contesting or disputing that the termination of his employment during a Standstill Period is for Cause or other than for good reason (as defined in the definition of Change of Control Termination) or obtaining any right or benefit to which Executive is entitled under this Agreement following a Change of Control. Any amount payable under this Agreement that is not paid when due shall accrue interest at the prime rate as from time to time in effect at Fleet National Bank, or its successor, until paid in full.

         (d) Notice of Termination. During a Standstill Period, Executive's employment may be terminated by the Company only upon thirty (30) days' written notice to Executive.

                                      C-4